WARRANT AGREEMENT

ORBIT ACQUISITION CORP.

and

THE BANK OF NEW YORK, as Warrant Agent

______________________________

Dated as of [                ], 2008

WARRANT AGREEMENT

Exhibit A	Form of Warrant Certificate
Exhibit B	Legend – Founders’ Warrants and Sponsor’s Warrants

i

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [             ], 2008, is by and between Orbit Acquisition Corp., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company has filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission for the initial public offering (the “IPO”) of up to 28,750,000 units (the “Public Units”), each consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (the “Public Warrants”) to purchase one share of Common Stock at an exercise price of $7.50 per share (the Common Stock issuable upon exercise of the Public Warrants, “Public Warrant Shares”);

WHEREAS, the Company (i) has previously issued to Orbit Holdings, LLC, a Delaware limited liability company (the “Sponsor”) an aggregate of 7,187,500 units (the “Founders’ Units”), each consisting of one share of Common Stock (the “Founders’ Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Founders’ Warrants”) bearing the legend set forth in Exhibit B hereto; and (ii) has agreed to issue and sell an aggregate of 6,000,000 warrants, each to purchase one share of Common Stock at an exercise price of $7.50 per share, bearing the legend set forth in Exhibit B hereto to the Sponsor in a private placement to occur simultaneously with the consummation of the IPO (the “Sponsor’s Warrants” and together with the Founders’ Warrants and the Public Warrants, the “Warrants”; and the Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions (and no implied terms) of this Agreement.

SECTION 2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or Chief Executive Officer or Chief Financial Officer. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Chief Executive Officer or Chief Financial Officer and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Chief Executive Officer or Chief Financial Officer, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

SECTION 4. Registration and Countersignature. Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon the written instructions of the Chairman of the Board, the President, Chief Executive Officer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants. Each such countersignature upon the Warrant Certificates may be in the form of a facsimile signature of any present or future authorized agent or person of the Warrant Agent and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Warrant Agent may adopt and use the facsimile signature of any person who shall have been an authorized agent or person, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any authorized agent or person of the Warrant Agent who shall have countersigned any of the Warrant Certificates shall cease to be such an authorized agent or person before the Warrant Certificates so countersigned shall have been issued by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be issued or disposed of as though such person had not ceased to be such an authorized agent or person of the Warrant Agent; and any Warrant Certificate may be countersigned on behalf of the Warrant Agent by any person who, at the actual date of the countersignature of such Warrant Certificate, shall be an authorized agent or person of the Warrant Agent to countersign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an authorized agent or person.

The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfers of the Warrant. The Company and the Warrant Agent may deem and treat the person in whose name such Warrants shall be registered upon the Warrant Register (“Registered Holders”) as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2

SECTION 5. Registration of Transfers and Exchanges; Transfer Restrictions. The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the Warrant Register, upon surrender thereof duly endorsed with signatures properly guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program and accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the Registered Holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be delivered by the Warrant Agent to the Company from time to time upon written request.

The Founders’ Warrants may not be sold or transferred prior to the date that is 12 months after the date upon which the Company completes its initial business combination (as defined in the Registration Statement, its “Initial Business Combination”), and 90 days after the date upon which the Company completes its Initial Business Combination in the case of the Sponsor’s Warrants, except (A) to the Company’s executive officers or directors, any affiliates or family members of any of the Company’s executive officers or directors, any affiliates of the Sponsor, including the present and any former members of the Sponsor, (B) with respect to the Sponsor by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (C) in the event of the Company’s liquidation prior to the completion of the Initial Business Combination, or (D) in the event of the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the consummation of an Initial Business Combination; provided, however, that the permissive transfers set forth above with respect to the Founders’ Warrants and the Sponsor’s Warrants may be implemented only upon the respective transferee’s written agreement with the Company to be bound by the terms and conditions of such transfer restrictions and, if at the time applicable, the provisions of Section 6(g) hereof (as applicable, such permitted transferees the “Permitted Transferees”).

The Founders’ Warrants shall cease to be subject to the foregoing transfer restrictions if, subsequent to the Company’s completion of its Initial Business Combination, (i) the Last Reported Sales Price (as defined in Section 6(b) below) of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after the Initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The holders of any Founders’ Warrants, Sponsor’s Warrants or Warrant Shares issued upon exercise of any Sponsor’s Warrants or Founders’ Warrants further agree, prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect

3

such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and the Warrant Agent and such holder agrees not to make any disposition of all or any portion of such securities unless and until:

(a) there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit B or Section 6(c) hereof, as the case may be (collectively, the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or

(b) if reasonably requested by the Company, (A) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.

Notwithstanding anything herein to the contrary, in the event a Warrant surrendered for transfer bears a transfer legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefore until the Warrant Agent has received an opinion of counsel for or otherwise satisfactory to the Company stating that such transfer may be made and indicating whether the new Warrant must also bear any such Legends.

Each Public Warrant shall initially be issued together with one share of Common Stock as a Unit. The share of Common Stock and the Public Warrant comprising a Public Unit shall not be separately transferable until the fifth day following the earlier to occur of the expiration or termination of the underwriters’ over-allotment option and its exercise in full, subject to the Company having filed a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO and having issued a press release announcing when such separate trading of the shares of Common Stock and Public Warrants comprising the Public Units will begin (such date the “Detachment Date”). Prior to the Detachment Date, Public Warrants may be transferred or exchanged only together with the Public Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Public Unit on the register relating to such units shall operate also to transfer the Public Warrant included in such unit.

Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate an equal number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed with signatures properly guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program and accompanied by a written instrument or instruments of transfer in form satisfactory

4

to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall thereafter be delivered by the Warrant Agent to the Company from time to time upon written request.

The Warrant Agent is hereby authorized to countersign, in accordance with the terms of this Agreement, the new Warrant Certificates required pursuant to the provisions of this Section 5. The Company, when required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purposes.

SECTION 6. Terms of Warrants.

(a)	Exercise Price and Exercise Period

The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $7.50 per share in the case of the Public Warrants, Sponsor’s Warrants and Founders’ Warrants, and each Warrant shall be initially exercisable to purchase one share of Common Stock.

Subject to the terms of this Agreement (including without limitation Section 6(e) below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York City time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive upon the proper exercise of such Warrant in accordance with Section 6(c) hereof. No adjustments as to dividends will be made upon exercise of the Warrants.

The “Warrant Exercise Period” shall (x) commence (subject to Section 6(e) below):

(A)

With respect to the Public Warrants and the Sponsor’s Warrants, on the later of (1) the date that is 12 months from the date of the final prospectus relating to the IPO; and (2) the date on which the Company completes its Initial Business Combination; and

(B)

With respect to the Founders’ Warrants, on the later of (1) the date that is 12 months from the date of the final prospectus relating to the IPO, or (2) when the Last Reported Sales Price of the Common Stock (as defined below) equals or exceeds $14.25 per share for any 20 days within any 30 day trading period beginning 90 days after the Company’s completion of the Initial Business Combination, but in each case only if there is an effective registration statement covering the Public Warrant Shares and shall (y) end on the earlier of:
(A)	the date that is four years from the date of the final prospectus relating to the IPO; and

5

(B)	the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(f) below.

The “Last Reported Sales Price” of the Common Stock on any date of determination means:

(A)

the last reported sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) on the American Stock Exchange on that date,

(B)

if the Common Stock is not listed for trading on the American Stock Exchange on that date, the last reported sale price reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed,

(C)

if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(D)

if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment banking firms that the Company selects for this purpose.

“Business Day” shall mean any day on which the American Stock Exchange is open for trading and which is not a Saturday, a Sunday or any other day on which banks in the City of New York, New York, are authorized or required by law to close.

Each Warrant not exercised or redeemed prior to 5:00 p.m., New York City time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) Redemption of Warrants

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder and the Warrant Agent, at any time after such Warrants have become exercisable pursuant to Section 6(a) above, if, and only if, (A) the Last Reported Sales Price has equaled or exceeded $14.25 per share for any 20 trading days within a 30-trading-day period ending on the third Business Day prior to the notice of redemption to Warrant holders and (B) at all times between the date of such notice of redemption and the redemption date a registration statement filed pursuant to the Securities Act is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to those Warrant Shares is available.

Upon a call for redemption of Warrants by the Company, the Company shall have the right to require all holders of Warrants subject to redemption who exercise such Warrants after the Company’s call for redemption to do so on a cashless basis in accordance with the procedures set forth in Section 6(d) hereof.

6

Notwithstanding the foregoing, none of the Founders’ Warrants or Sponsor’s Warrants shall be redeemable at the option of the Company so long as they are held by the Sponsor or a Permitted Transferee; provided that the fact that one or more Founders’ Warrants or Sponsor’s Warrants are non-redeemable by operation of this sentence shall not affect the Company’s right to redeem, pursuant to the other provisions of this Section 6(b), the Public Warrants, the Founders’ Warrants and the Sponsor’s Warrants that are not held by the Sponsor or a Permitted Transferee. Any Founders’ Warrants or Sponsor’s Warrants not held by the Sponsor or a Permitted Transferee shall become Public Warrants and subject to the same terms and conditions hereunder as all other Public Warrants.

(c) Exercise Procedure.

A Warrant may be exercised upon surrender to the Company at the office of the Warrant Agent of the Warrant Certificate or Certificates to be exercised with the form of election to purchase on the reverse thereof properly filled in and duly signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price (unless on a cashless basis, as set forth below) shall be made by certified or official bank check payable to the order of the Company in New York. In no event will any Warrants be settled on a net cash basis.

Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price (or notice of settlement on a cashless basis, if applicable) the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price or on a cashless basis as set forth above, as applicable.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued by the Company, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of Section 4 hereof and of this Section 6, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall thereafter be delivered by the Warrant Agent to the Company from time to time upon written request. The Warrant Agent shall

7

account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request. The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for examination by any Registered Holder with reasonable prior written notice during normal business hours at its office. Prior to such examination, the Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by the Warrant Agent.

Certificates evidencing Warrant Shares issued upon exercise of a Sponsor’s Warrant or Founders’ Warrant shall contain the following legend, unless such Warrant Shares were issued pursuant to an effective registration statement under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

(d) Cashless Exercise.

(1) The Founders’ and Sponsor’s Warrants may be exercised on a cashless basis by the Sponsor and any Permitted Transferees, at the Sponsor’s or such Permitted Transferee’s election (the “Cashless Exercise Election”).

(2) Upon a call for redemption of Warrants on a cashless basis by the Company pursuant to Section 6(b) hereof (the “Cashless Exercise Demand”), all holders of Warrants subject to redemption who exercise such Warrants shall do so on a cashless basis.

(3) If the Sponsor or any Permitted Transferee makes a Cashless Exercise Election with respect to any Founders’ or Sponsor’s Warrants or if the Company makes a Cashless Exercise Demand with respect to the Warrants subject to redemption that the holders thereof have elected to exercise after the Company’s call for redemption, then upon surrender of such Warrants in accordance with Section 6(c) hereof, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the the Sponsor or such Permitted Transferee or such Warrant holder, as the case may be, may designate, a certificate or certificates for the number of full Warrant Shares to be issued upon such cashless exercise, computed by using the following formula:

8

X =	The Warrant Shares to be issued in connection with such cashless exercise to the holder of the Warrants being exercised.
Y=	The number of Warrant Shares underlying the Warrants being exercised.
A=	The value of one Warrant as of the date of the exercise, which shall be determined by using the following formula:

A = B - the Exercise Price

B=	The Fair Market Value of a share of Common Stock.

For purposes of this Section 6(d), the “Fair Market Value” of a share of Common Stock shall mean the average of the Last Reported Sales Price for the ten trading days ending on the third trading day prior to (x) with respect to the Founders’ and Sponsor’s Warrants subject to a Cashless Exercise Election, the date on which the Warrant exercise notice is sent to the Warrant Agent, and (y) with respect to the Warrants subject to a Cashless Exercise Demand, the date on which the notice of redemption is sent to the holders of the Warrants.

(iv) If the Company makes a Cashless Exercise Demand, the notice of redemption shall contain the information necessary to calculate the number of Warrant Shares to be received by Warrant holders upon exercise of the Warrants, including the Fair Market Value in such case.

(e) Registration Requirement. Notwithstanding anything else in this Section 6, no Warrant may be exercised unless at the time of exercise (A) a registration statement covering the Public Warrant Shares to be issued upon exercise of the Public Warrants is effective under the Securities Act and (B) a prospectus thereunder relating to the Public Warrant Shares is current; provided that such requirement shall no longer apply to the Founders’ Warrants and the Sponsor’s Warrants in the event that the Public Warrants have been redeemed by the Company. The Company shall use its best efforts to have a registration statement in effect covering Public Warrant Shares issuable upon exercise of the Public Warrants from the date the Public Warrants become exercisable and to maintain a current prospectus relating to those Public Warrant Shares until the Warrants expire or are redeemed. In the event that, at the end of the Warrant Exercise Period, a registration statement covering the Public Warrant Shares to be issued upon exercise of the Public Warrants is not effective under the Securities Act, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result, purchasers of the Public Units and the Founders’ Units will have paid the full Unit purchase price solely for the share of Common Stock included in each such Unit. In no event shall the Company be required to issue unregistered shares upon the exercise of any Public Warrant or settle Warrants on a net cash basis.

9

(f) Expiry Upon Liquidation of Trust Account. If the Company is dissolved because it fails to effect an Initial Business Combination within the applicable period set forth in its certificate of incorporation, all of the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result purchasers of the Public Units and the Founders’ Units will have paid the full Unit purchase price solely for the share of Common Stock included in each such Unit.

(g) Adjustment of Founders’ Warrants.

If the underwriters with respect to the IPO do not exercise the over-allotment option granted to them by the Company in full or at all, the number of Founders’ Units necessary to ensure that the aggregate amount of Founders’ Common Stock held by the Sponsor, the independent directors of the Company (together with the Sponsor, the “Founders”) and any Permitted Transferee does not exceed 20% of the issued and outstanding Common Stock of the Company (after giving effect to the IPO and including any shares of Common Stock issued pursuant to the underwriters over-allotment option) shall be immediately forfeited to the Company by their holders. The Company will not make any cash payment to the Founders or any Permitted Transferee in respect of any such adjustment.

If the number of units offered to the public in connection with the IPO is increased or decreased, the Founders’ Units (including the Founders’ Units subject to forfeiture) will be adjusted in the same proportion as the increase or decrease of the units offered to the public in order to ensure that the aggregate amount of Founders’ Common Stock held by the Founders and any Permitted Transferee does not fall below or exceed 20% of the issued and outstanding Common Stock of the Company (after giving effect to the IPO and including any shares of Common Stock issued pursuant to the underwriter’s over-allotment option). The Company will not make or receive any cash payment to or from the Founders or any Permitted Transferees in respect of any such adjustment.

Any additional units, shares of Common Stock and Warrants the Founders or any of its Permitted Transferees may hold pursuant to the preceding paragraph shall be deemed to be Founders’ Units, Founders’ Common Stock and Founders’ Warrants hereunder and any such Founders’ Warrants (A) shall be subject to the transfer restrictions and adjustment provisions set forth in this Agreement with respect thereto, and (B) shall bear the legend set forth in this Agreement with respect thereto.

SECTION 7. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Registered Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company and the Warrant Agent shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company and the Warrant Agent that such tax has been paid or is not payable.

10

SECTION 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Applicants for such new Warrant Certificates must pay such reasonable charges as the Company and the Warrant Agent may prescribe.

SECTION 9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty or responsibility to verify availability of such shares set aside by the Company.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Common Stock issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent Transfer Agent for any shares of the Common Stock issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the information contained in such notices or certificates complies with the terms of this Agreement or any other documents, or is accurate or correct.

Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor or on a cashless basis pursuant to Section 6(d) hereof, if applicable, and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

11

SECTION 10. Obtaining Stock Exchange Listings. The Company will from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed. To the extent that the Common Stock is not listed on a national securities exchange or there is no exemption from state “blue sky” securities laws for the issuance of the Warrant Shares, the Company will take all commercially reasonable actions which may be necessary so that the Warrant Shares are registered in all states in which the holders of the Warrants reside.

SECTION 11. Adjustment of Number of Warrant Shares. The number of Warrant Shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a) Stock Dividends – Split-Ups. If after the date hereof, and subject to the provisions of Section 12 hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 12 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Merger, Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 11(a) or 11(b) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification

12

also results in a change in shares of Common Stock covered by Section 11(a) or 11(b) hereof, then such adjustment shall be made pursuant to Sections 11(a), 11(b), and 11(d) hereof and this Section 11(c). The provisions of this Section 11(c) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(d) Extraordinary Dividends. If the Company distributes to all holders of its Common Stock any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N’ = N x M/(M-F)

where:

N’	=	the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.
N	=	the current number of shares of Common Stock issuable upon exercise of each Warrant.
M	=	the Last Reported Sales Price per share of Common Stock on the Business Day immediately preceding the ex-dividend date for such distribution.
F	=

the fair market value on the ex-dividend date for such distribution of the assets, securities, options, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Company’s Board of Directors (the “Board”) shall reasonably determine the fair market value in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

This subsection (d) does not apply to any dividends or distributions made in connection with, or as part of, (i) regular quarterly or other periodic dividends; (ii) any of the actions contemplated by Sections 11(a), 11(b) or 11(e) hereof; (iii) the conversion rights of the holders of Common Stock upon consummation of the Company’s Initial Business Combination; or (iv) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate an Initial Business Combination. If any adjustment is made pursuant to this subsection (d) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this subsection (d),

13

if “M-F” in the above formula is less than $1.00, the Company may elect to, and if “M-F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this subsection (d), distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.

(e) Adjustments To Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 11(a) and 11(b) hereof, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (A) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (B) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(f) Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 11, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and which does not affect the rights, duties or responsibility of the Warrant Agent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

(g) Other Events. If any event occurs as to which the foregoing provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the Registered Holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid and shall give written notice to the Warrant Agent with respect to such determinations

SECTION 12. Fractional Interests. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 12, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number of the shares of Common Stock to be issued to the Warrant holder.

SECTION 13. Notice to Warrant Holders. Upon any adjustment of the Exercise Price and/or the number of shares issuable upon exercise of a Warrant pursuant to Section 11, the Company shall promptly thereafter, and in any event within five days, (i) cause to be filed with the Warrant Agent a certificate executed by the principal financial officer of the Company setting forth the Exercise Price and/or the number of Warrant Shares issuable upon exercise of each Warrant after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based, and (ii) cause to be given to each of the

14

Registered Holders of the Warrants at his, her or its address appearing on the Warrant Register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13. The Warrant Agent shall be fully protected in relying on any such certificate or notice required to be given to it in accordance with the terms of this Agreement and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate. In case:

(a) the Company shall propose to offer or authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

(b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than regular cash dividends or dividends payable in shares of Common Stock or distributions referred to in subsection (b) of Section 11 hereof); or

(c) of any consolidation or merger to which the Company is a party and for which approval of any stockholder of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e) the Company proposes to take any action not specified above which would require an adjustment of the Exercise Price pursuant to Section 11 hereof;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the Registered Holders of the Warrants at his address appearing on the Warrant register, at least 10 days prior to the applicable record date hereinafter specified, or as promptly as practicable under the circumstances in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution is to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, reclassification, change, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, reclassification, change, dissolution, liquidation or winding up. The failure to give the notice required by this Section 13 or any defect therein shall not affect the legality or validity of any right, option, warrant, distribution, consolidation, merger, conveyance, transfer, reclassification, change, dissolution, liquidation or winding up, or the vote upon any action.

15

Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

SECTION 14. Merger, Consolidation or Change of Name of Warrant Agent. Any person or entity into which the Warrant Agent may be merged or with which it may be consolidated, or any person or entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any person or entity succeeding to all or substantially all of the agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such person or entity would be eligible for appointment as a successor warrant agent under the provisions of Section 19 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

SECTION 15. Warrant Agent. The Warrant Agent undertakes to perform the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The Warrant Agent may rely conclusively and shall be protected in acting upon any order, judgment, instruction, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by or who may be an employee of the Warrant Agent or one of its affiliates), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability and of information therein contained) which is believed by the Warrant Agent, in good faith, to be genuine and to be signed or presented by the proper person or persons.

(b) The Warrant Agent shall have no duties, responsibilities or obligations as the Warrant Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Warrant Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, unless

16

otherwise expressly provided in this Agreement, the Warrant Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Registration Statement or the provisions of any other agreement between or among the Company, the holders of the Units, Warrants or Warrant Shares or any other person or entity beyond the specific terms hereof, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(c) The statements contained herein and in the Warrant Certificates shall be deemed to be statements of the Company only and the Warrant Agent assumes no liability or responsibility for their correctness or to verify the same.

(d) The Warrant Agent shall be under no responsibility or liability to institute, appear in or defend any action, suit or other proceeding of any kind, or to take any other action likely to involve expense, unless and until the Company or one or more Registered Holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the Registered Holders of the Warrants, as their respective rights or interests may appear.

(e) The Warrant Agent, and any member, stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or any affiliate thereof or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(f) The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Warrant Certificates.

(g) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be responsible or liable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

17

(h) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability or responsibility to any holder of a Warrant Certificate or other person or entity as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided, however that (A) the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (B) nothing in this Section 15(h) shall affect the Company’s obligation under Section 6(e) hereof to use its best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.

(i) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request of other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any holder or other person or entity for refraining from taking such action, provided that the Warrant Agent provides prior written notice to the Company of such ambiguity or uncertainty and its intention to refrain from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Warrant Agent.

(j) The Company agrees to perform, execute and acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

(k) The Warrant Agent shall have no responsibility or liability with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be liable or responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant or any other agreement; nor shall it by act hereunder be deemed to make any representation or warranty as to or be responsible or liable for the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

(l) The Warrant Agent shall have no duty or obligation to investigate or confirm whether any determination under Section 6 hereof is correct or accurate. In addition, notwithstanding anything to the contrary contained herein, the Warrant Agent shall have no duty or responsibility to investigate or confirm whether the Company’s determination regarding the number of Warrant Shares to be issued in the event of a cashless exercise is accurate or correct. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall also have no duty or responsibility to investigate or confirm whether any determination of the Warrant Price is correct or accurate.

18

(m) The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Trust Account Agreement, dated as of ________, 2008, by and between the Company and The Bank of New York, as account agent thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. Without limiting the foregoing, nothing in this provision 15(m) shall be deemed to prohibit payment by the Company of amounts owed to the Warrant Agent pursuant to the terms of this Agreement from interest income of the Trust Account permitted to be withdrawn by the Company under the terms of the Trust Agreement.

(n) The Company shall inform the Warrant Agent (i) on the Detachment Date that the Detachment Date has occurred pursuant to Section 5 hereof, (ii) promptly of the consummation of an Initial Business Consummation, (iii) on the date of the Company’s dissolution pursuant to Section 6(f) that such dissolution has occurred and (iv) promptly of the periods during which a Warrant can be exercised under Section 6(a) hereof.

(o) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights hereunder.

(p) At any time the Warrant Agent may request in writing an instruction in writing from the Company, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Warrant Agent shall not be liable or responsible for acting without the Company’s consent in accordance with such a proposal on or after the date specified therein; provided, that the specified date shall be at least five (5) business days after the Company receives the Warrant Agent’s request for instructions and its proposed course of action; and provided, further, that, prior to so acting, the Warrant Agent has not received from the Company the written instructions so requested.

(q) The Warrant Agent may act pursuant to the advice of counsel chosen by it (who may be legal counsel to the Company or counsel chosen by or who may be an employee of the Warrant Agent or one of its affiliates) with respect to any matter relating to this Warrant Agreement and shall not be liable or responsible for any action taken or omitted to be taken in accordance with such advice.

(r) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, Chairman of the Board, President or Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall not be liable or responsible for or in respect of any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Warrant Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such officer.

19

SECTION 16. Indemnification. The Company agrees to indemnify Warrant Agent and hold it harmless from and against any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out or in connection with the Warrant Agent’s duties under this Agreement or its appointment, including the reasonable costs and expenses of defending itself against any loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of Warrant Agent’s negligence or intentional misconduct The Warrant Agent shall have the right to employ separate counsel in any such action suit, proceeding, litigation or investigation and participate in the investigation and defense thereof, and the Company shall pay the reasonable fees and expenses of such separate counsel.

SECTION 17. Limitation of Liability. The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. In the absence of negligence or intentional misconduct on its part (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), Warrant Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

SECTION 18. Compensation. The Company hereby agrees to pay the Warrant Agent compensation in accordance with Schedule I hereto for all services rendered by it hereunder and to reimburse the Warrant Agent for all its out-of-pocket costs, expenses, taxes, governmental charges, and other charges of any kind and nature incurred by the Warrant Agent (including, without limitation, reasonable fees and disbursements of counsel) in connection with the preparation, negotiation, amendment, modification, waiver, execution, delivery, performance or enforcement of this Agreement.

SECTION 19. Resignation; Discharge of Warrant Agent. The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the Registered Holder of a Warrant Certificate, then the Registered Holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a successor to the Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as

20

Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 19, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

SECTION 20. Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Company:	with an additional copy to:

Orbit Acquisition Corp. 623 Fifth Avenue, 19th Floor New York, NY 10022 Attn: Garry N. Hubbard Tel: (212) 209-2000 Fax:	[additional notice name and address]

If to Warrant Agent:	with an additional copy to:

The Bank of New York c/o BNY Mellon Shareowner Services Newport Office Center VII 480 Washington Blvd. Jersey City, NJ 07310 Attn: Declan Denehan Tel: 201-680-4463 Fax: 201-680-4610	Mellon Investor Services LLC Newport Office Center VII 480 Washington Blvd. Jersey City, NJ 07310 Attn: Legal Department Tel: 201-680-2198 Fax: 201-680-4601

SECTION 21. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 21, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights, duties, obligations or immunities of the Warrant Agent and the Warrant Agent shall have no duty or obligation to execute any such amendment or supplement and shall not be bound by any amendment or supplement not executed by it. The Company may amend any provision herein with the consent of the holders

21

of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants that would be affected by such amendment; provided that any supplement or amendment affecting the Public Warrants must be approved by the holders of a majority of Public Warrants; provided, further that without the prior written consent of each holder of Warrants affected, an amendment or supplement may not: (a) increase the Exercise Price except as contemplated herein or reduce the Warrant Exercise Period; (b) modify the Company’s right to call the Warrants for redemption, in whole, as contemplated by Section 6(b) hereof, including the provisions related to cashless exercise; (c) modify the Company’s obligation to use its best efforts to have a registration statement in effect covering Public Warrant Shares issuable upon exercise of the Public Warrants from the date the Public Warrants become exercisable and to maintain a current prospectus relating to those Public Warrant Shares until the Warrants expire or are redeemed; (d) reduce the number of Warrant Shares issuable upon the exercise of a Warrant except as contemplated by Section 11 hereof; (e) change the currency of the Exercise Price in respect of any Warrant; or (f) make any change in the supplement and amendment provisions of this Section 21 which require each holder’s consent. Without limiting the generality of the foregoing, prior to the issuance of any Public Warrants, this Agreement (including Exhibit A hereto) may be amended by the Company and the Warrant Agent, without the consent of any holder of the Founders’ Warrants or the Sponsor’s Warrants, to modify in any way or provide for the terms of the Public Warrants.

SECTION 22. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 23. Termination. This Agreement will terminate on the date on which all Warrants have been exercised or expired without exercise.

SECTION 24. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of another jurisdiction. The Company agrees that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, the parties will submit to the jurisdiction of, and venue in, such court and agree to waive any objection based on improper venue or inconvenient forum. The Company hereto irrevocably waives all right to trial by jury in any action suit, counterclaim or other proceeding (whether based in contract, tort or otherwise) arising out of this Agreement or the transactions contemplated hereby.

SECTION 25. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the Registered Holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Registered Holders of the Warrant Certificates.

22

SECTION 26. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 27. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 28. Survival. The rights and obligations contained in Sections 15, 16, 17, 18, 24 and 25 shall survive the termination of this Warrant Agreement and the resignation, removal or replacement of the Warrant Agent.

[SIGNATURE PAGE FOLLOWS]

23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ORBIT ACQUISITION CORP.

By:
Name:	Garry N. Hubbard
Title:	Chief Executive Officer and President

THE BANK OF NEW YORK, as Warrant Agent

By:
Name:
Title:

Signature page to Warrant Agreement

Schedule I

Warrant Agent Fees For Warrant Agreement Services

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number	Warrants

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M. NEW YORK CITY TIME, _________, 2012

ORBIT ACQUISITION CORP.

Incorporated Under the Laws of the State of Delaware

CUSIP _____________

Warrant Certificate

This Warrant Certificate certifies that ________________________, or registered assigns, is the registered holder of __________ warrants (the “Warrants”, and the words “holders” or “holder” meaning the registered holders or registered holder of the Warrants) to purchase shares of Common Stock, $.0001 par value (the “Common Stock”), of Orbit Acquisition Corp., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable as provided in the Warrant Agreement upon surrender of this Warrant Certificate and payment of the Exercise Price (or on a cashless basis if permitted by the terms of the Warrant Agreement) at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fraction of a share will be issued upon any exercise of a Warrant. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the holder. The number of Warrant Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $7.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Warrants may be exercised only during the Warrant Exercise Period subject to the conditions set forth in the Warrant Agreement and to the extent not exercised by the end of such Warrant Exercise Period such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ORBIT ACQUISITION CORP.

By:
Name:	Garry N. Hubbard
Title:	Chief Executive Officer and President

Countersigned:
Dated: ________, 20__
The Bank of New York, as Warrant Agent

By
Authorized Signatory

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [            ], 2008 (the “Warrant Agreement”), duly executed and delivered by the Company to The Bank of New York, a New York banking corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Warrant Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” if permitted by the Warrant Agreement) at the office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Public Warrant Shares to be issued upon exercise of the Warrants is effective under the Act and (ii) a prospectus thereunder relating to the Public Warrant Shares is current. In no event shall the Company be required to issue unregistered shares upon the exercise of any Warrant or to net cash settle any Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round up or down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate an equal number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the person in whose name such Warrants shall be registered upon the Warrant Register as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________ shares of Common Stock and herewith tenders payment for such shares to the order of Orbit Acquisition Corp. in the amount of $______ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of ________________, whose address is _______________________________ and that such shares be delivered to ________________ whose address is ___________ ______________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________, whose address is _________________________, and that such Warrant Certificate be delivered to _________________, whose address is __________________.

Date: __________, 20__
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN WARRANT AGREEMENT REFERRED TO HEREIN [AND ARE SUBJECT TO FORFEITURE IN CERTAIN CIRCUMSTANCES AS SET FORTH IN THAT CERTAIN WARRANT AGREEMENT REFERRED TO HEREIN]*.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No. _________________	_________________ Warrants

______________
*	Only applies to Founders’ Warrants.